Exhibit 99.1

PREIT Takes Steps to Significantly Strengthen Balance Sheet and Solidify Future of Business

Focus on Delivering Exceptional Experiences for Shoppers and Tenants Continues

Enters Restructuring Support Agreement with 100% of PREIT’s First and Second Lien Lenders and

Commences Chapter 11 Proceedings to Implement Prepackaged Plan

PHILADELPHIA, Dec. 11, 2023 – PREIT (OTCQB:PRET), a leading operator of diverse retail and experiential destinations, today announced it is taking steps to execute a comprehensive reorganization to strengthen its balance sheet, reduce its total indebtedness by approximately $880 million and extend its maturity runway. The reorganization plan (the “Prepackaged Plan”) is supported by 100% of PREIT’s First and Second Lien Lenders. To facilitate this process, the Company has received commitments for new money debtor-in-possession (“DIP”) and exit revolver financing in an aggregate amount of approximately $135 million from a diverse group of leading investors, led by Redwood Capital Management, LLC and Nut Tree Capital Management, LP. This funding commitment, together with the unanimous support from the Company’s existing lender group for the Prepackaged Plan, is a testament to the lenders’ confidence in the Company’s forward path and represents a crucial source of capital to support the Company’s financial stability and long-term growth.

The Company’s primary focus remains creating compelling retail and experiential destinations while prioritizing service to its employees, partners, customers and communities. PREIT has a rich history, as detailed in the timeline featured here. Effectuating this Prepackaged Plan will allow PREIT to continue its legacy of being an integral part of its communities as a significant employer that is committed to the transformation of its properties.

“We are pleased to be moving forward with strengthening the Company’s balance sheet and positioning it for long-term success through this Prepackaged Plan. Following the pandemic disruption, PREIT has worked tirelessly to enhance the portfolio, dramatically improve occupancy and diversify its tenancy. However, unusual economic conditions have limited the Company’s options with respect to its debt obligations as meaningful achievements on the operating front were met with inflation and rising interest rates,” said Joseph F. Coradino, Chairman and CEO of PREIT. “Today’s announcement will position a restructured PREIT to execute on strategic initiatives to continue transforming its portfolio for the tenants and communities it serves. We look forward to quickly emerging from this process as a financially stronger company with the resources and support to continue creating diverse, multi-use property experiences throughout our portfolio.”

In order to effectuate the restructuring to make way for a recapitalized PREIT, the Company has filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware to implement its Prepackaged Plan. The filing will ensure that PREIT can continue all business operations without interruption while it obtains necessary approvals of its financial restructuring. In advance of the filing, the Company executed a Restructuring Support Agreement (“RSA”) with 100% of its First and Second Lien Lenders. In accordance with the RSA, PREIT expects it will be able to emerge from Bankruptcy by early February 2024.

PREIT will pay all vendors, suppliers and employees during the course of the Chapter 11 proceedings and, pursuant to the terms of the Prepackaged Plan, which will be subject to court approval, the prepetition claims of all vendors, suppliers and employees will be unimpaired.

Under the terms of the Prepackaged Plan, a reorganized PREIT would emerge following the court-supervised process with a restructured balance sheet. Terms of the transaction are detailed in filings with the SEC and summarized below:

First Lien Lenders: First Lien Lenders have the option to receive either a cash payment equal to 100% of their claims, or instead convert their claims into term loans under the Exit Facility in an amount equal to 101% of their claims.

Second Lien Lenders: Second Lien Lenders will get their pro rata share of 65% of the new equity interests in reorganized PREIT and, Second Lien Lenders who commit to backstop the Exit Facility will receive 35% of the new equity interests in reorganized PREIT, in each case subject to subject to dilution by a customary management incentive plan.

DIP Facility: The restructuring will be supported financially through a new money DIP Facility, totaling up to $60 million, which will convert into term loans under the Exit Facility in an amount equal to 101% of the DIP facility loans.

Exit Facility: In addition, our lenders have committed to provide revolving loans and term loans under an Exit Facility, consisting of a $75 million new money revolver, if PREIT is expected to have less than $75 million in unrestricted cash upon emergence from the Chapter 11 proceedings, and exit term loans in an amount sufficient to refinance in cash or in kind the DIP facility and the First Lien Loans.

Equity Payment: Existing Preferred and Common Shares of PREIT will be canceled and PREIT will no longer be a publicly traded company. An aggregate $10 million payment, net of costs defined in the Prepackaged Plan and subject to certain conditions, will be provided to holders of the existing Preferred and Common Stock. The payment, if made, will be allocated as follows: 70% for Preferred shareholders and 30% for Common shareholders.

On behalf of the Board of Trustees, Michael DeMarco, Lead Independent Trustee, commented: “In November 2021, the Company engaged PJT Partners to engage in a process to explore all strategic options to maximize shareholder value. PJT robustly marketed the Company’s properties, sought capital infusion and otherwise explored any available options. That process did not result in any options that would allow the Company to refinance or otherwise achieve value that would exceed the aggregate amount of its First and Second Lien Loans. After months of evaluation and review with our financial advisors, the Board has unanimously approved a transaction that we believe to be the alternative that maximizes the value of PREIT for all of our stakeholders. While PREIT continues to operate in a challenging market, we are pleased to arrive at an agreement with our key creditors that also provides a $10 million payment to Preferred and Common shareholders, if certain conditions are met, who otherwise would receive nothing. Based on the advice from its financial advisors, including that the value of the Company does not exceed the aggregate amount of the existing First Lien and Second Lien Loans, the Board has concluded that the consideration provided to Preferred and Common shareholders is in effect a gift resulting from voluntary agreement with the existing First and Second Lien Lenders to avoid the expense of protracted Chapter 11 proceedings and shall only be available in the event that the Equity Distribution Conditions are satisfied.”

PREIT has filed a number of customary first-day motions with the court to support its operations during the court-supervised process, including the continued payment of employee wages and benefits without interruption. The Company expects to receive court approval for these requests.

Additional information, including court documents and information about the court-supervised process, is available on PREIT’s restructuring website through PREIT’s claims agent, Kroll, here.

DLA Piper LLP (US), Wachtell, Lipton, Rosen & Katz and Dilworth Paxson LLP are serving as legal counsel and PJT Partners LP is serving as financial advisor to PREIT.

Paul Hastings LLP and Young Conaway Stargatt & Taylor, LLP are serving as legal counsel and Houlihan Lokey is serving as financial advisor to the ad hoc group of PREIT’s first lien and second lien secured lenders.

About PREIT

PREIT (OTCQB:PRET) is a real estate investment trust that owns and manages innovative properties developed to be thoughtful, community-centric hubs. PREIT’s robust portfolio of carefully curated, ever-evolving properties generates success for its tenants and meaningful impact for the communities it serves by keenly focusing on five core areas of established and emerging opportunity: multifamily & hotel, health & tech, retail, essentials & grocery and experiential. Located primarily in densely populated regions, PREIT is a top operator of high quality, purposeful places that serve as one-stop destinations for customers to shop, dine, play and stay. Additional information is available at www.preit.com or on Twitter, Instagram or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” and similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future or current business plans, views about future events, achievements, results, and cost reductions and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by:

•	our ability to achieve expected benefits from prior restructuring activities or those contemplated in the future;

•	the effectiveness of the strategies we employ to address our liquidity and capital resources;

•

the COVID-19 global pandemic and the public health and governmental response, which have created periods of significant economic disruptions and also have and may continue to exacerbate many of the risks listed herein and may lead to short-term and long-term changes in consumer behavior;

•	changes in the retail and real estate industries, including bankruptcies, consolidation and store closings, particularly among anchor tenants;

•

changes in economic conditions, including unemployment rates and its effects on consumer confidence and spending, supply chain disruptions, the inflationary environment, uncertainty caused by geopolitical conditions, the potential for economic slowdown or recession and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions;

•	our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise;

•

our ability to sell properties that we seek to dispose of, which may be delayed or prevented by, among other things, the failure to obtain zoning, occupancy and other governmental approvals and permits or, to the extent required, approvals of other third parties;

•	potential losses on impairment of certain long-lived assets, such as real estate, including losses that we might be required to record in connection with any disposition of assets;

•	our ability to maintain and increase property occupancy, sales and rental rates;

•	increases in operating costs that cannot be passed on to tenants, which may be exacerbated in the current inflationary environment;

•	the effects of online shopping and other uses of technology on our retail tenants which may lead to reduction in demand for rental space;

•	risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates;

•	social unrest and acts of vandalism or violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales;

•	restrictions on our operations contained in the agreements governing our indebtedness;

•	our variable rate indebtedness;

•	future changes to U.S. tax laws or the impact of disputes with governmental tax authorities;

•

the bankruptcy process, our ability to obtain approval from the bankruptcy court with respect to motions or other requests made to the bankruptcy court throughout the course of the Chapter 11 proceedings and to negotiate, develop, obtain court approval of, confirm and consummate the Prepackaged Plan contemplated by the RSA or any other plan that may be proposed within our currently expected timeline or at all;

•	the effects of the Chapter 11 proceedings, including increased professional costs, on the liquidity, results of operations and businesses of the Company and its subsidiaries;

•	our ability to operate our business during the pendency of the Chapter 11 proceedings;

•

the consummation of the transactions contemplated by the RSA, including the ability of the parties to negotiate definitive agreements with respect to the matters covered by the term sheets included in the RSA, the occurrence of events that may give rise to a right of any of the parties to terminate the RSA, and the ability of the parties thereto to receive the required approval by the bankruptcy court and to satisfy the other conditions of the RSA;

•

our ability to maintain relationships with our suppliers, customers, employees and other third parties as a result of, and following, our 2021 emergence from bankruptcy and any emergence upon completion of the Chapter 11 proceedings, as well as perceptions of our increased performance and credit risks associated with our constrained liquidity position and capital structure, which reflects a recently increased risk of additional bankruptcy or insolvency proceedings;

•	our substantial indebtedness and ability to generate sufficient cash to reduce our indebtedness and our potential need and ability to incur further indebtedness;

•

our ability to generate sufficient cash to service indebtedness even now that the PREIT pre-petition indebtedness has been restructured and in light of the proposed financial restructuring contemplated by the RSA;

•	developing, funding and executing our business plan and ability to continue as a going concern;

•	our capital structure upon completion of the Chapter 11 proceedings;

•

the comparability of our post-emergence financial results to its historical results and the projections filed with the bankruptcy court in our 2020 Chapter 11 proceedings and the projections disclosed in connection with the transactions contemplated by the RSA;

•	changes to our business strategy and performance;

•	our tax treatment by the Internal Revenue Service under Section 7874 and Section 382 of the Internal Revenue Code of 1986, as amended; and

•	governmental investigations and inquiries, regulatory actions and lawsuits, in each case related to the Company and its officers.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein and the risks, uncertainties and factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, as filed with the SEC and available on the Company’s website at www.preit.com and http://www.sec.gov.

Any forward-looking statements made by us speak only as of the date on which they are made, and we do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Contact:

Heather Crowell

EVP - Investor Relations

Gregory FCA for PREIT

(215) 316-6271

heather@gregoryfca.com